Exhibit P

                       CERTIFICATE OF THE SOLE STOCKHOLDER
                  OF ENHANCED EQUITY YIELD & PREMIUM FUND, INC.

      Fund Asset Management, L.P. ("FAM"), the holder of 5,236 shares of common stock, par value $0.10 per share, of Enhanced Equity Yield & Premium Fund, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

                                              FUND ASSET MANAGEMENT, L.P.


                                              By: /s/ Donald C. Burke
                                                  ------------------------------
                                                  Name:  Donald C. Burke
                                                  Title: First Vice President

Dated: June 23, 2005